PROSPECTUS	Rule 424(b)3
333-282317

BLUE LINE HOLDINGS, INC.

Common Stock

By means of this prospectus, a number of our shareholders are offering to sell up to:

●	4,770,000 shares of our common stock which they acquired in private transactions.

As of the date of this prospectus there was no public market for our common stock and a market for our common stock may not develop in the future. Until a market develops for our common stock, the shares offered by the Selling Shareholders will be sold at a price of $0.10 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions.

We will pay for the expenses of this offering which are estimated to be $40,000.

Investing in our common stock is speculative and involves a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2025.

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PROSPECTUS SUMMARY

We were formed as a Colorado corporation on May 16, 2024. At present we plan to secure licensing agreements for the sale of functional beverages with key industry players and acquire assets that complement our core business and drive growth. We may also seek to obtain licensing agreements for products outside of the functional beverage market. As of the date of this prospectus, we were in the development stage and had one licensing agreement giving us the right to sell flavored water in France.

The Offering

Between June 13, 2024 and March 31, 2025, we sold 10,126,000 shares of our common stock to investors in private transactions.

By means of this prospectus, the persons who acquired 4,770,000 of these shares are offering to sell these shares to the public. We will not receive any proceeds from the sale of the common stock by the selling stockholders. See “Selling Shareholders”.

Forward-Looking Statements

This prospectus contains or incorporates by reference “forward-looking statements,” as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

●	statements concerning the benefits that we expect will result from our business activities; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable. Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

Any forecasts we make concerning our operations may prove to be inaccurate. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development.

We need additional capital to implement our business plan.

We will not receive any proceeds from the sale of our common stock by the selling shareholders. We will need to obtain additional capital to implement our business plan from the sale of our securities, through loans from third parties, or from the sale of CocoLove water. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of our existing stockholders, may be at prices substantially below the market price of our common stock and may cause the market price of common stock to decline, should a market for our common stock develop in the future. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

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The Company’s license to sell CocoLove water is not exclusive.

The Company’s license with Monarch Media to sell CocoLove water in France provides that Monarch Media may sell CocoLove water in France using its own sales channels with no obligation to compensate the Company. Although, to the Company’s knowledge, Monarch Media is not selling CocoLove water in France, if Monarch Media later decides to sell CocoLove water in France, Monarch Media’s efforts at present may result in the Company’s loss of sales.

Conducting business in France exposes us to uncertain conditions and other risks.

We do not have any experience operating in France and it may be costly to promote CocoLove water in France. We face substantial risks associated with the sale of CocoLove water, including economic or political instability in France; fluctuations in foreign currency exchange rates; restrictions on or costs relating to the repatriation of foreign profits to the U.S., including possible taxes or withholding obligations on any repatriations; and tariffs or trade restrictions. Also, the distribution and sale of products outside of the U.S. are subject to risks relating to appropriate compliance with legal and regulatory requirements in local jurisdictions and potentially adverse tax consequences.

We rely on our management team and other key personnel.

We depend on the skills, experience, relationships, and continued services of key personnel, including our management team. In addition, our ability to achieve our operating goals also depends on our ability to recruit, train, and retain qualified individuals. We compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract and retain additional talented personnel. Any such loss or failure could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

At present, we anticipate we will derive all of our revenues from sale of CocoLove water, and competitive pressure in the functional beverage product category could adversely affect our business and operating results.

The functional beverage product industry is highly competitive. The principal areas of competition are pricing, packaging, distribution channel penetration, development of new products and flavors and marketing campaigns. Our products compete with a wide range of beverages produced by a relatively large number of manufacturers, many of which have substantially greater financial, marketing and distribution resources and name recognition than we do.

The increasing number of competitive products and limited amount of shelf space, including in coolers, in retail stores may adversely impact our ability to gain or maintain our share of sales in the marketplace. In addition, certain actions of our competitors, including unsubstantiated or misleading claims, false advertising claims and tortious interference in our business, as well as competitors selling misbranded products, could impact our sales. Competitive pressures in the functional beverage category as well as competition from the supplement category could impact our revenues, cause price erosion or lower market share, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

The following may limit the growth of the flavored water market.

Bottled flavored water contributes to plastic waste, raising concerns about the environment. The growing emphasis on sustainability, as well as increased awareness of plastic pollution, might influence consumer choices and urge them to choose environment-friendly options.

Due to worries about artificial flavors, sweeteners, and additives, some consumers view flavored water to be less healthy or natural than plain water. This notion may discourage health-conscious consumers from seeking out flavored water.

Flavored water is frequently more expensive than plain water, which can limit its uptake, particularly in price-sensitive markets. Consumers may be hesitant to spend more for flavored water when they may flavor ordinary water for less money or choose other less expensive beverage options.

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As of the date of this prospectus there was no market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

Going Concern

We identified conditions and events that raise substantial doubt about our ability to continue as a going concern. Primarily as a result of our expected continued future losses, management has identified conditions and events that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, obtaining additional financing. In addition, in their report on our financial statements, our independent public accounting firm has included an explanatory paragraph concerning our ability to continue as a going concern.

Our Directors have the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate control.

Our Articles of Incorporation allows our Directors to issue shares of preferred stock without any vote or further action by our stockholders. Joseph C. Henn, as our sole director, has the authority to fix and determine the relative rights and preferences of any preferred stock we may issue. As a result, Mr. Henn could authorize the issuance of a series of preferred stock that would grant to holders multiple votes per share, the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends on our common stock directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the value of our common stock.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock if and when it is publicly-traded.

Trades of the Company’s common stock, should a market ever develop, may be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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You may have difficulty depositing your shares with a broker, if a market for our common stock ever develops, or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

●	are considered penny stocks or

●	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

Risks associated with being an emerging growth company

As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Determination of Offering Price

The offering price of the shares offered by the selling shareholders ($0.10) was determined by the Company based on the price per share ($0.10) paid by those selling shareholders which purchased their shares from the Company after July 30, 2024. The offering price of the shares offered by the selling shareholders does not bear any relationship to the Company’s asset value, net worth or other established criteria of value.

DILUTION

As of December 31, 2024, we had a net tangible book value of approximately $0.00 per share. Until a market develops for our common stock, the shares offered by the Selling Shareholders will be sold at a price of $0.10 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions. An investor purchasing shares in this offering will suffer dilution equal in amount to the difference between the price paid for the shares and our net tangible book value at the time of purchase.

On June 13, 2024, Anthony Kerrigone, who was then our sole officer and director, acquired 5,100,000 shares of our common stock for $0.01 per share. On March 31, 2025 Mr. Kerrigone sold these shares to Joseph C. Henn who, as of the date of this Prospectus, is our sole officer and director. In June and July 2024, other shareholders of the Company acquired 4,500,000 shares of the Company’s common stock at a price of $0.01 per share

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MANAGEMENT’S DISCUSSION AND ANALYSIS

AND plan of operation

Results of Operations

We were incorporated on May 16, 2024. As a result, a discussion of our current operating results with prior periods would not be meaningful.

As of December 31, 2024, we had cash of $15,455 which we obtained from the private sales of our common stock.

We do not have any firm commitments from any person to provide us with any capital.

Trends

The factors that will most significantly affect our future operating results, liquidity and capital resources will be:

●	Our ability to secure and generate revenue from licensing agreements; and
●	Access to capital through future sale of our common shares or debt.

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

●	revenues or expenses;
●	any material increase or decrease in liquidity; or
●	expected sources and uses of cash.

Liquidity and Capital Resources

As of December 31, 2024, we had cash of $15,455 which we obtained from the private sales of our common stock. This compares with cash of $17,594 as at June 30, 2024. Cash used in operating activities totaled $56,639 during the six months ended December 31, 2024 which was primarily used to fund operating expenses related to our business and Form S-1 registration statement. Cash provided by financing activity was $54,500 during the six months ended December 31, 2024 related to funds raised in furtherance of our business plan. We will be required to raise capital or take other measures to fund future development. We expect to incur further losses as we are at the start-up stage. We do not have any firm commitments from any person to provide us with any capital.

Capital requirements

Our projected requirements for the twelve months ending March 31, 2026 are:

Description	Amount

Sales and marketing for CocoLove	$100,000
Business development on new licensing opportunities	$50,000

Significant Accounting Policies

See Note 2 to financial statements included as part of this prospectus for a discussion of our significant accounting policies. As of September 30, 2024 and December 31, 2024 we did not have any critical accounting policies.

Off-Balance Sheet Arrangements

As of December 31, 2024, we did not have any off-balance sheet arrangements.

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BUSINESS

We were formed as a Colorado corporation on May 16, 2024. At present we plan to secure licensing agreements for the sale of functional beverages with key industry players and acquire assets that complement our core business and drive growth. We may also seek to obtain licensing agreements for products outside of the functional beverage market. As of the date of this prospectus, we were in the development stage and had one licensing agreement giving us the right to sell flavored water in France.

Industry Overview

The global flavored water market was estimated to be US $16 billion in 2022, increasing at a 10% CAGR from 2023 to 2033. By 2031, the flavored water industry is predicted to be valued at US $37.65 billion. The market is expected to remain positive in the forthcoming years.

The increasing preference for flavored, healthy, and functional drinks has been boosting the growth of the market across the globe. Consumers are showing interest in exploring innovative beverages infused with fruits, herbs, other healthy ingredients. The market witnessed rapid growth during the COVID-19 pandemic due to the increased health concerns, which augmented the demand for flavored hydration products enriched with the benefits of minerals and vitamins, especially among health-conscious consumers with mid-to high-income levels.

Consumers, especially millennials and Gen Z, in the developed economies, such as the U.S., are spending more on flavored water. The trend of zero-calorie, zero-sugar, and low-carb content soft drinks is rising across the globe, which is also boosting the market growth. Citrus and berry flavors are gaining traction among consumers due to their refreshing tastes. The natural flavors are gaining traction due to their health benefits and refreshing tastes.

As a result, producers have been launching beverages with such flavors that help improve physical and mental health. Over the past few years, consumer preference is shifting from sugary carbonated soft drinks to healthy drinks. Moreover, the continuous introduction of new flavors, innovative packaging, and incorporation of functional ingredients have helped in shaping and boosting the global market. Companies are adding vitamins and minerals to their drinks to attract modern consumers.

With the growing awareness regarding sustainability and the environment among consumers, industry players are increasingly offering flavored waters in sustainable packaging. Several brands offer their drinks in aluminum cans to appeal to environmentally conscious consumers. Furthermore, consumers are looking for drinks that are sourced and produced sustainably. This trend has been creating growth opportunities for the market players.

The supermarkets and hypermarkets segment have accounted for the largest revenue share and will grow further at a steady CAGR from 2023 to 2028. A large number of consumers prefer buying bottled water from supermarkets & hypermarkets due to the shopping experience. Services, such as home delivery and click & collect, at several supermarkets have also been attracting consumers. Walmart, Carrefour, Woolworths, Magnit and Edeka are among the leading supermarket chains across the globe.

Convenience stores are also a prominent distribution channel for the market. With the growing number of convenience stores, product sales through this distribution channel have been rising significantly over the years. The online distribution channel segment is expected to register the fastest CAGR during the next three years. The provision of competitive pricing and hassle-free home delivery are driving the growth of this sales channel. Furthermore, the high penetration of the Internet across the globe is expected to boost product sales via online platforms over the coming years.

The still (not sparkling) product segment is expected to register the fastest CAGR during forecast years. The availability of a wide range of still water products that are enriched with minerals, antioxidants, vitamins, and caffeine is estimated to boost the segment growth in the years to come. Furthermore, the perception about sparkling drinks that they cause low bone mineral density and tooth decay has been encouraging many consumers to shift towards still alternatives.

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The increasing availability of the still variants infused with various fruits, such as watermelon, blueberry, blackberry, lemon, mango, pomegranate, and mandarin orange, is boosting the consumption of the products.

North America accounted for the largest revenue share of flavored water in 2023 and will expand further at a steady CAGR from 2024 to 2028 due to the rising product consumption as a healthy alternative to other carbonated drinks. Several popular brands, such as bubbly, AHA, Talking Rain, Nestlé Pure Life, Perrier, Schweppes, and LaCroix, offer a wide range of products in the region. Thus, the increased accessibility of the product has been boosting product adoption in the region.

Europe holds a significant share of the global market. Natural flavored and naturally carbonated waters with high levels of minerals make it more appealing to health-conscious consumers. The flavors added to the drinks are often obtained from natural fruit extracts. The product sales are strong in several countries, such as Germany, the U.K., Italy, Spain, and France, where the product is often served with meals in restaurants.

Asia Pacific is estimated to be the fastest-growing regional market from 2023 to 2028. Increasing consumer preference for the product, coupled with the expansion of quick-service and full-service restaurants, is likely to create a positive outlook for the market in the region. The rising consumer awareness about the benefits of following a healthy lifestyle has fueled the demand for healthy foods and beverages, which, in turn, will support the regional market growth.

Furthermore, the surge in disposable income of consumers has changed their food and beverage consumption patterns globally. Consumers are highly inclined toward the consumption of healthy foods and beverages and limiting the intake of sugary drinks that have adverse health effects. Many restaurants and bars have been serving the product, resulting in an optimistic outlook for the growth of flavored water over the forecast period.

The key players have been implementing various expansion strategies, such as mergers & acquisitions and new product launches, to strengthen their market share. Some of the key players operating in the global flavored water market include:

●	Nestlé
●	Talking Rain
●	PepsiCo, Inc.
●	The Coca-Cola Company
●	Hint, Inc.
●	Spindrift
●	National Beverage Corp.
●	Sanpellegrino S.P.A.
●	KeurigDr Pepper, Inc.
●	Saratoga Spring Water Company
●	VitaCoco

Sale of CocoLove Water

In July, 2024 we signed an agreement with Monarch Media which gave us the exclusive license to distribute CocoLove water in France. CocoLove water, manufactured by Monarch Media, is a coconut flavored water and is organic with no sugar added and no artificial flavors or colors added. CocoLove water uses no plastic or tetra packaging and is always in a can for upcycling and recycling purposes. As of the date of this prospectus, CocoLove water was available for sale in approximately 2,000 retail outlets in the United States. We will buy CocoLove water from Monarch Media and Monarch Media will ship CocoLove water from its bottling plant to locations designated by us.

Our license to sell CocoLove water is exclusive subject to Monarch Media’s right to sell CocoLove water in France using its own sales channels. Monarch Media has no obligation to compensate us if it uses its own sales channels to sell CocoLove water in France.

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In consideration for the license, we:

●	issued Monarch Media 200,000 shares of our restricted common stock; and
●	agreed to pay Monarch Media each year a royalty of:

●	10% of the net sales of CocoLove water between US $100,000 and US $500,000;
●	7% of the net sales of CocoLove water between US $500,000 and US $1,000,000; and
●	4% of the net sales of CocoLove water greater than US $1,000,000;

No royalty will be due on net sales of CocoLove water in any calendar year less than $100,000.

Monarch Media may terminate our license in the event that annual royalties paid by us to Monarch Media are not at least $5,000 within each twelve month period beginning July, 2025

We will market CocoLove water in France by:

●	Social media, targeting young, urban professions seeking alternatives to plain water;
●	Various media channels;
●	Promotions in colleges and universities; and
●	In-store promotions.

We will distribute CocoLove water to our customers in France through:

●	Grocery stores, convenience stores and restaurants;
●	Vending machines; and
●	Local Distributors.

We entered into the agreement with Monarch Media as a result of the relationship between Anthony Kerrigone, our former Chief Executive Officer, and Monarch Media.

We estimate we will be required to spend approximately $100,000 during the next twelve months to market and distribute CocoLove water in France. We plan to initially target distributors and resellers due to our limited capital resources. The use of distributers and resellers would limit our exposure to inventory and the cost of warehouse space.

We believe we will be able to successfully market CocoLove water in France for the following reasons:

●	CocoLove water is a coconut flavored water and is organic with no sugar added and no artificial flavors or colors added.

●	CocoLove water uses no plastic or tetra packaging and is always in a can for upcycling and recycling purposes.

Although we have performed preliminary research into French distributors and retailers, as of the date of this prospectus, we have not begun any marketing or distribution efforts.

Seasonality

Sales of flavored water are seasonal, with the highest sales volumes typically occurring in the second and third calendar quarters, which correspond to the warmer months of the year. Conversely, the first quarter often records the lowest sales figures.

Competition

CocoLove water will compete with other coconut water companies and all categories of non-alcoholic liquid refreshments. The liquid refreshment markets are highly competitive, and include international, national, regional and local producers and distributors. All of our competitors have greater marketing and financial resources than we will have.

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General

Our address and telephone number are:

18 Lakewood Blvd.

Lynbrook, NY 11563

(516) 776-3349

As of the date of this prospectus we had:

●	No full time and one part time employee, that being our Chief Executive Officer (we plan to use consultants on a part time basis); and

●	not generated any revenue.

MANAGEMENT

Name	Age	Position

Joseph C. Henn	59	Chief Executive Officer and a Director

The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years.

On March 31, 2025 Joseph C. Henn was appointed as a director, the Company’s Chief Executive, Financial and Accounting Officer and the Company’s Secretary. Mr. Henn (age 59) has been a securities broker since 1986. From November 2023 to July 2024 Mr. Henn was a securities broker with Cova Capital Partners, LLC. From September 2019 to July 2023 Mr. Henn was a securities broker with Paulson Investment Company, LLC. Mr. Henn has been semi-retired since July 2024. Mr. Henn owns 5,100,000 shares of the Company’s common stock after purchasing the shares from Anthony Kerrigone.

Our directors serve until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or until they are removed. Our officers serve at the discretion of our directors.

We believe our director is qualified to act as such for the following reason:

Joseph C. Henn – Experience in financial matters.

Mr. Henn is not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required. Our Board of Directors believes that the cost of associated with such committees, has not been justified under our current circumstances.

Given our lack of operations to date, our Board of Directors believes that its current members have sufficient knowledge and experience to fulfill the duties and obligations of an audit committee.

We do not have a Code of Ethics. We do not believe a Code of Ethics is necessary since we only have one officer.

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Executive Compensation

During the period ended June 30, 2024 we paid the following compensation to our officers:

Name	Year	Salary	Bonus	Options	Total
Anthony Kerrigone(1)	2024	$—	$—	$—	$—
Chief Executive Officer

(1)	Mr. Kerrigone resigned as an officer and director on March 31, 2025.

Joseph C. Henn became our Chief Executive Officer and director on March 31, 2025.

As of the date of this prospectus, we did not compensate any person for serving as a director.

Transactions With Related Parties

During 2024, we issued 9,920,000 shares and during 2025, we issued 206,000 shares of our common stock to private investors. Mr. Kerrigone, then our sole officer and director, purchased 5,100,000 of these shares at a price of $0.001 per share.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as of the date of this prospectus, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group. Each owner has sole voting and investment power over their shares of common stock.

Name	Shares Owned	Percent of Outstanding Shares

Joseph C. Henn	5,100,000	50.4%
All officers and directors as a group (1 person)	5,100,000	50.4%

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”. The selling shareholders acquired their shares during June, July and September, 2024

We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

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Selling Shareholder	Shares Owned	Shares to be Sold in this Offering	Share Ownership After Offering
Michael McGrath	450,000	450,000	-
Suji Kim	450,000	450,000	-
Olena Benetta	450,000	450,000	-
Stephanie Benetta	450,000	450,000	-
Gene Lye	450,000	450,000	-
Rain Communications Corp.	450,000	450,000	-
Don Peterson	450,000	450,000	-
David Reed	450,000	450,000	-
Brian McIntyre	225,000	225,000	-
Gary Gallo	225,000	225,000	-
Gary Motomochi	450,000	450,000	-
Monarch Media, LLC	200,000	200,000	-
John Marchese	10,000	10,000	-
Mark Ayres	10,000	10,000	-
Michael Anthony Jones	20,000	20,000	-
Zachary Jones	10,000	10,000	-
Shaun Davis	10,000	10,000	-
Carl Sherman	10,000	10,000	-

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person
Rain Communications Corp.	Ralph Biggar
Monarch Media, LLC	Vincent Zaldivar

With the exception of Monarch Media, LLC, no selling shareholder has, or had, any material relationship with us or our officers or directors. No selling shareholder is affiliated with a broker dealer.

PLAN OF DISTRIBUTION

The shares of common stock to be sold by the selling shareholders may be sold by means of this prospectus from time to time as market conditions permit.

As of the date of this prospectus there was no public market for our common stock and a market for our common stock may not develop in the future. Until a market develops for our common stock, the shares owned by the Selling Shareholders may be sold at a price of $0.10 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

As of the date of this prospectus, no shareholder has entered into an agreement with a broker-dealer with respect to the shares offered by the selling shareholders. However, if any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

13

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a “distribution” of the securities owned by the selling shareholder, the selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Transfer Agent

Pacific Stock Transfer

6725 Via Austi Pkwy, Suite 300

Las Vegas, NV 89119

(702) 361-3033

info@pacificstocktransfer.com

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our Registration Statement is available at www.sec.gov, the website of the Securities and Exchange Commission.

At present we do not file reports with the Securities and Exchange Commission. After our Registration Statement is declared effective by the SEC, we will begin filing 10-K, 10-Q and 8-K reports with the SEC. We do not intend to send reports we file with the SEC to our security holders since these reports may be examined free of charge on the SEC’s website. Our 10-K reports will contain financial statements that have been examined and reported on with an opinion expressed by an independent certified public accountant.

Our internet address is bluelinehold.com.

14

Blue line holdings, inc.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Blue Line Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Blue Line Holdings, Inc. (the “Company”) as of June 30, 2024, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period May 16, 2024 (date of formation) to June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the period May 16, 2024 (date of formation) to June 30, 2024, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates. The Company did not have any critical audit matters.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

September 19, 2024

F-2

  Blue Line Holdings, Inc.

Balance Sheet

June 30, 2024
ASSETS
CURRENT ASSETS
Cash	$17,594
Prepaids	7,125
Total Current Assets	24,719

TOTAL ASSETS	$24,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,000
Total Current Liabilities	6,000
TOTAL LIABILITIES	6,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 7,350,000 shares issued and outstanding	7,350
Additional paid-in capital	20,250
Accumulated deficit	(8,881)
Total Stockholders’ Equity	18,719
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,719

The accompanying notes are an integral part of these financial statements.

F-3

  Blue Line Holdings, Inc.

Statement of Operations

May 16, 2024 (date of formation) to June 30, 2024
REVENUES	$—

OPERATING EXPENSES:
General and administrative	6
Professional fees	8,875
TOTAL OPERATING EXPENSES	8,881

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(8,881)

INCOME TAXES	—

NET LOSS	$(8,881)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	2,276,667

The accompanying notes are an integral part of these financial statements.

F-4

  Blue Line Holdings, Inc.

Statement of Stockholders’ Equity

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, May 16, 2024 (date of formation)	—	$—	$—	$—	$—
Common stock issued for cash at $0.001 per share	5,100,000	5,100	—	—	5,100
Common stock issued for cash at $0.01 per share	2,250,000	2,250	20,250	—	22,500
Net loss	—	—	—	(8,881)	(8,881)
Balance, June 30, 2024	7,350,000	7,350	20,250	(8,881)	18,719

The accompanying notes are an integral part of these financial statements.

F-5

  Blue Line Holdings, Inc.

Statement of Cash Flows

May 16, 2024 (date of formation) to June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,881)
Changes in assets and liabilities:
Prepaid expense	(7,125)
Accounts payable and accrued liabilities	6,000
Net cash used by operating activities	(10,006)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	27,600
Net cash provided by financing activities	27,600

INCREASE IN CASH AND CASH EQUIVALENTS	17,594

Cash, beginning of period	—
Cash, end of period	$17,594

SUPPLEMENTAL CASHFLOW INFORMATION
Interest paid	$—
Income taxes paid	$—

The accompanying notes are an integral part of these financial statements.

F-6

  Blue Line Holdings, Inc.

Notes to Financial Statements

1.	NATURE OF OPERATIONS

Blue Line Holdings Inc., (the “Company”) is an industrial Company looking to introduce its licensed product in the European market. The Company was incorporated on May 16, 2024 in Colorado.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

As shown in the accompanying financial statements, the Company has incurred cumulative operating losses since the date of formation, May 16, 2024. As of June 30, 2024, the Company has limited financial resources with which to achieve its objectives and attain profitability and positive cash flows from operations. As shown in the accompanying balance sheets, the Company has an accumulated deficit of $8,881.

Achievement of the Company’s objectives will depend on its ability to obtain additional financing to generate revenue from current and planned business operations.

The Company plans to fund its future operations by potential sales of its common stock or by issuing debt securities. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists.

Basis of Presentation and Combined Financial Statements

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America. The financial statements include legal entities listed in the Nature of Operations as of June 30, 2024 and for the periods May 16, 2024 (date of formation) to June 30, 2024.

Use of Estimates and Assumptions

The preparation of combined financial statements in conformity with the GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. As of June 30, 2024, the Company’s cash position did not exceed federally insured limits.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company is currently a pre-revenue company but expects to generate revenue in the future.

Accounting Standards Codification (“ASC”) 280, “Segment Reporting,” requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how executive decision makers internally evaluates separate financial information, business activities and management responsibility. Accordingly, the Company has one reportable segment, consisting of operating in providing licensed products in the European market.

F-7

  Blue Line Holdings, Inc.

Notes to Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment Reporting

Functional Currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional and reporting currency of the Company is the U.S. Dollar (“USD” or “$”). All amounts in these financial statements are in USD, unless otherwise stated.

Transactions in currencies other than the entity’s functional currency are recorded at the exchange rate prevailing at the dates of the transactions. Monetary assets and liabilities are translated using the period end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate. All gains and losses on translation of these foreign currency transactions are included in the statements of operations.

Property and Equipment

The Company records its property and equipment at historical cost. The Company expenses maintenance and repairs as incurred. Upon disposition of fixed assets, the gross cost and accumulated depreciation are written off and the difference between the proceeds and the net book value is recorded as a gain or loss on sale of assets. The Company depreciates its fixed assets over their respective estimated useful lives ranging from three to fifteen years.

Income Taxes

The Company follows FASB Codification Topic 740-10-25 (ASC 740-10-25) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company records uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company is not aware of uncertain tax positions as of June 30, 2024.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. There were no interest and penalties expenses or accrued interest and penalties for the period ended June 30, 2024.

F-8

  Blue Line Holdings, Inc.

Notes to Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

When circumstances, such as adverse market conditions, indicate that the carrying value of a long-lived asset may be impaired, the Company performs an analysis to review the recoverability of the asset’s carrying value, which includes estimating the undiscounted cash flows (excluding interest charges) from the expected future operations of the asset. These estimates consider factors such as expected future operating income, operating trends and prospects, as well as the effects of demand, competition and other factors. If the analysis indicates that the carrying value is not recoverable from future cash flows, an impairment loss is recognized to the extent that the carrying value exceeds the estimated fair value. Any impairment losses are recorded as operating expenses, which reduce net income.

Fair Value of Financial Instruments

The Company’s financial instruments include cash. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value as of June 30, 2024.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little of no market data, which require the reporting entity to develop its own assumptions.

The Company did not have any assets or liabilities measured at fair value on a recurring basis at June 30, 2024.

Leases

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally does not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company did not have any leases under ASC 842 as of June 30, 2024.

F-9

  Blue Line Holdings, Inc.

Notes to Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.	RELATED PARTY TRANSACTIONS

On June 13, 2024, the Company issued 5,100,000 shares of common stock for cash to the CEO of the Company at $0.001 per common stock or $5,100.

As of June 30, 2024, the Company had no employment nor severance agreement with its sole officer and director and did not accrue or pay the sole officer any consideration during the period ended June 30, 2024.

4.	INCOME TAXES

Reconciliation of the statutory federal income tax rates consists of the following:

May 16, 2024 (date of formation) to June 30, 2024
Federal statutory rate	21.0%

Change in valuation allowance	(21.0)%
Tax rate	—%

Significant components of the deferred tax assets are as follows:

June 30, 2024
Deferred tax asset
Net operating loss	$8,881
8,881
Valuation allowance	(8,881)
Net deferred tax asset	$—

As of June 30, 2024, the Company had available federal net operating loss carry forwards to reduce future taxable income. The amount available was approximately $8,881 for federal purposes, with no expiration which are subject to an 80% limitation upon utilization. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the net operating loss carry forwards. Accordingly, the Company has recognized a valuation allowance that offsets the deferred tax asset for this benefit. The amount of the valuation allowance could be reduced in the near-term if estimates of future benefits and taxable income, based on subsequently available evidence, can be deemed to be reliable in order to determine the likelihood of realizing the deferred tax asset. The Company files income tax returns in the U.S. federal jurisdiction. The Company is also subject to state filing requirements and files respective tax returns accordingly. The tax return for the year 2024 remains subject to examinations but there are currently no ongoing exams.

5.	STOCKHOLDERS’ EQUITY

Upon formation the authorized capital of the Company was 120,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001.

F-10

  Blue Line Holdings, Inc.

Notes to Financial Statements

5.	STOCKHOLDERS’ EQUITY (Continued)

Preferred Stock

The Preferred Stock may be issued, from time to time, in one or more series as determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, are fixed by the Board of Directors in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

As of June 30, 2024, no shares of Preferred Stock were outstanding.

Common Stock

Each holder of Common Stock is entitled to one vote per share for matters submitted to a vote, and to receive dividends if and when declared, however, subject to any limitations contained in the designation of any series of the Preferred Stock. Upon liquidation or winding down of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company after distribution in full of the preferential amounts, if any, to be distributed to the holders of the Preferred Stock.

During the period ended June 30, 2024, the Company had the following equity transactions:

●	Issued 5,100,000 shares of common stock for cash as founders shares to the CEO of the Company at $0.001 per common stock or $5,100; and

●	Issued 2,250,000 shares of common stock for cash at $0.01 per common stock or $22,500.

6.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after June 30, 2024. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	During July 2024, the Company sold 2,250,000 shares of common stock for cash at a price of $0.01 per share for a total of $22,500.

●	On July 29, 2024, the Company entered into a licensing agreement for the distribution of coconut water in a certain jurisdiction in Europe. Among other considerations, the Company issued 200,000 shares of common stock for the Licensing Agreement valued at $0.10 per share or $20,000.

●	During September, 2024 the Company sold 80,000 shares of common stock for cash at a price of $0.10 per share for a total of $8,000.

●	During October 2024 the Company sold 40,000 shares of common stock for cash at a price of $0.10 per share for a $4,000.

F-11

BLUE LINE HOLDINGS, INC.

INTERIM FINANCIAL STATEMENTS

F-12

Blue Line Holdings, Inc.

Unaudited Condensed Balance Sheets

	December 31, 2024	June 30, 2024
ASSETS
CURRENT ASSETS
Cash	$15,455	17,594
Prepaids	4,500	7,125
Total Current Assets	19,955	24,719

TOTAL ASSETS	$19,955	24,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$19,552	6,000
Total Current Liabilities	19,552	6,000
TOTAL LIABILITIES	19,552	6,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 9,920,000 and 7,350,000 shares issued and outstanding	9,920	7,350
Additional paid-in capital	72,180	20,250
Accumulated deficit	(81,697)	(8,881)
Total Stockholders’ Equity	403	18,719
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,955	24,719

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-13

Blue Line Holdings, Inc.

Unaudited Condensed Statement of Operations

	Three months ended December 31, 2024	Six months ended December 31, 2024
REVENUES	$—	$—

OPERATING EXPENSES:
Professional fees	19,365	48,677
Transfer agent and filing fees	1,500	1,500
General and administrative	65	639
Licensing fee	—	20,000
Management fees	—	2,000
TOTAL OPERATING EXPENSES	20,930	72,816

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(20,930)	(72,816)

INCOME TAXES	—	—

NET LOSS	$(20,930)	$(72,816)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.00)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	9,916,304	9,568,886

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-14

Blue Line Holdings, Inc.

Unaudited Condensed Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, May 16, 2024 (date of formation)	—	$—	$—	$—	$—
Common stock issued for cash at $0.001 per share	5,100,000	5,100	—	—	5,100
Common stock issued for cash at $0.01 per share	2,250,000	2,250	20,250	—	22,500
Net loss	—	—	—	(8,881)	(8,881)
Balance, June 30, 2024	7,350,000	7,350	20,250	(8,881)	18,719
Common stock issued for cash at $0.01 per share	2,250,000	2,250	20,250	—	22,500
Common stock issued for license at $0.10 per share	200,000	200	19,800	—	20,000
Common stock issued for cash at $0.10 per share	80,000	80	7,920	—	8,000
Net loss	—	—	—	(51,886)	(51,886)
Balance, September 30, 2024	9,880,000	9,880	68,220	(60,767)	17,333

Common stock issued for cash at $0.10 per share	40,000	40	3,960	—	4,000
Net loss	—	—	—	(20,930)	(20,930)
Balance, December 31, 2024	9,920,000	9,920	72,180	(81,697)	403

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-15

Blue Line Holdings, Inc.

Unaudited Condensed Statement of Cash Flows

Six months ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,816)
Changes in assets and liabilities:
Prepaid expense	2,625
Accounts payable and accrued liabilities	13,552
Net cash used by operating activities	(56,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	54,500
Net cash provided by financing activities	54,500

INCREASE IN CASH AND CASH EQUIVALENTS	(2,139)

Cash, beginning of period	17,594
Cash, end of period	$15,455

SUPPLEMENTAL CASHFLOW INFORMATION
Interest paid	$—
Income taxes paid	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-16

Blue Line Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

1.	NATURE OF OPERATIONS

Blue Line Holdings Inc., (the “Company”) is an industrial Company looking to introduce its licensed product in the European market. The Company was incorporated on May 16, 2024 in Colorado.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

As shown in the accompanying interim unaudited financial statements, the Company has incurred cumulative operating losses since the date of formation, May 16, 2024. As of December 31, 2024, the Company has limited financial resources with which to achieve its objectives and attain profitability and positive cash flows from operations. As shown in the accompanying balance sheets, the Company has an accumulated deficit of $81,697 as of December 31, 2024.

Achievement of the Company’s objectives will depend on its ability to obtain additional financing to generate revenue from current and planned business operations.

The Company plans to fund its future operations by sales of its common stock or by issuing debt securities. However, there is no assurance that the Company will be able to achieve these objectives, therefore there is substantial doubt about the Company’s ability to continue as a going concern exists.

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America. The Company has adopted a June 30 fiscal year end. These unaudited interim financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2024 contained in the Company’s registration statement on Form S-1. In the opinion of management, the unaudited interim financial statements included herein contain all adjustments, all of which were of a normal recurring nature, considered necessary to present fairly the Company’s financial position, the results of operations and cash flows for the periods presented.

The operating results and cash flows of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year.

Use of Estimates and Assumptions

The preparation of the unaudited interim financial statements in conformity with the GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. As of December 31, 2024, the Company’s cash position did not exceed federally insured limits.

F-17

Blue Line Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company is currently a pre-revenue company but expects to generate revenue in the future.

Segment Reporting

Accounting Standards Codification (“ASC”) 280, “Segment Reporting,” requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how executive decision makers internally evaluates separate financial information, business activities and management responsibility. Accordingly, the Company has one reportable segment, consisting of providing licensed products in the European market.

Income Taxes

The Company follows FASB Codification Topic 740-10-25 (ASC 740-10-25) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company is not aware of uncertain tax positions as of December 31, 2024.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. There were no interest and penalties expenses or accrued interest and penalties for the three or six months ended December 31, 2024.

Impairment of Long-Lived Assets

When circumstances, such as adverse market conditions, indicate that the carrying value of a long-lived asset may be impaired, the Company performs an analysis to review the recoverability of the asset’s carrying value, which includes estimating the undiscounted cash flows (excluding interest charges) from the expected future operations of the asset. These estimates consider factors such as expected future operating income, operating trends and prospects, as well as the effects of demand, competition and other factors. If the analysis indicates that the carrying value is not recoverable from future cash flows, an impairment loss is recognized to the extent that the carrying value exceeds the estimated fair value. Any impairment losses are recorded as operating expenses, which reduce net income.

F-18

Blue Line Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value as of December 31, 2024.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little of no market data, which require the reporting entity to develop its own assumptions.

The Company did not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2024.

Leases

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. If the Company’s lease arrangement generally does not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company did not have any leases under ASC 842 as of December 31, 2024.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-19

Blue Line Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

3.	RELATED PARTY TRANSACTIONS

On June 13, 2024, the Company issued 5,100,000 shares of common stock for cash to the CEO of the Company at $0.001 per share or $5,100.

As of December 31, 2024, the Company had no employment nor severance agreement with its sole officer and director. The Company paid the sole officer and director $2,000 in management fees during the six months ended December 31, 2024 and did not accrue or pay the sole officer any consideration during the period ended June 30, 2024. See Note 5.

4.	STOCKHOLDERS’ EQUITY

Upon formation the authorized capital of the Company was 120,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001.

Preferred Stock

The Preferred Stock may be issued, from time to time, in one or more series as determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, are fixed by the Board of Directors in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

As of December 31, 2024 and June 30, 2024, no shares of Preferred Stock were outstanding.

Common Stock

Each holder of Common Stock is entitled to one vote per share for matters submitted to a vote, and to receive dividends if and when declared, however, subject to any limitations contained in the designation of any series of the Preferred Stock. Upon liquidation or winding down of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company after distribution in full of the preferential amounts, if any, to be distributed to the holders of the Preferred Stock.

During the six months ended December 31, 2024, the Company had the following equity transactions:

			Proceeds Allocated
Date of Issuance	Number of Shares	Per Share Issued Price	Common Stock	Additional Paid-in Capital	Total Proceeds

July 2024	2,250,000	$0.01	$2,250	$20,250	$22,500
July 2024	200,000	0.10	200	19,800	20,000
September 2024	80,000	0.10	80	7,980	8,000
October 2024	40,000	0.10	40	3,960	4,000

Total	2,570,000		$2,570	$51,990	$54,500

F-20

Blue Line Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

4.	STOCKHOLDERS’ EQUITY (continued)

●	During July 2024, the Company issued 2,250,000 shares of common stock for cash at $0.01 per common stock or $22,500.

●	On July 29, 2024, the Company entered into a licensing agreement for the distribution of coconut water in France. Among other considerations, the Company issued 200,000 shares of common stock for the licensing agreement valued at $0.10 per share or $20,000.

●	During September 2024 the Company issued 80,000 shares of common stock for cash at a price of $0.10 per share or $8,000.

●	During October 2024 the Company issued 40,000 shares of common stock for cash at a price of $0.10 per share or $4,000.

During the period ended June 30, 2024, the Company had the following equity transactions:

			Proceeds Allocated
Date of Issuance	Number of Shares	Per Share Issued Price	Common Stock	Additional Paid-in Capital	Total Proceeds

June 13, 2024	5,100,000	$0.001	$5,100	$—	$5,100
June 2024	2,250,000	0.01	2,250	20,250	22,500

Total	7,350,000		$7,350	$20,250	$27,600

●	On June 13, 2024, the Company issued 5,100,000 shares of common stock for cash as founders shares to the CEO of the Company at $0.001 per common stock or $5,100; and

●	During June 2024, the Company issued 2,250,000 shares of common stock for cash at $0.01 per common stock or $22,500.

5.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2024. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

●	During 2025 the Company issued 120,000 shares of common stock for cash at a price of $0.10 per share or $12,000.
●	During 2025 the Company’s CEO and sole director borrowed $2,500 from the Company which is payable on demand.

F-21

BLUE LINE HOLDINGS, INC

PROSPECTUS

Until July 31, 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

F-22